                                                                    Exhibit 12.1


                         QUEST DIAGNOSTICS INCORPORATED
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                               PREFERRED DIVIDENDS
                      (DOLLARS IN THOUSANDS, EXCEPT RATIOS)


                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                           ---------------------   -------------------------------------------------------------

                                             2000         1999       1999         1998         1997         1996         1995
                                           ---------------------   -------------------------------------------------------------
Income (loss) before income taxes,
  equity earnings and minority
  share of income .....................    $ 151,201   $  37,831   $  20,473    $  61,070    $ (16,468)   $(676,202)   $ (57,568)
Adjustments:
  Distributed income from less
     than 50% owned companies .........        1,948         500       1,740           --           --           --           --
  Fixed charges .......................      111,883      51,353      89,336       59,242       61,860       94,098      100,203
                                           ---------   ---------   ---------    ---------    ---------    ---------    ---------
Earnings before taxes and fixed
  charges, as adjusted ................    $ 265,032   $  89,684   $ 111,549    $ 120,312    $  45,392    $(582,104)   $  42,635
                                           =========   =========   =========    =========    =========    =========    =========

Fixed charges:
  Interest expense ....................    $  93,082   $  38,725   $  69,842    $  43,977    $  46,040    $  77,691    $  84,753
  Portion of rent expense which
     represents interest factor .......       18,801      12,628      19,494       15,265       15,820       16,407       15,450
                                           ---------   ---------   ---------    ---------    ---------    ---------    ---------
Total fixed charges ...................    $ 111,883   $  51,353   $  89,336    $  59,242    $  61,860    $  94,098    $ 100,203
                                           =========   =========   =========    =========    =========    =========    =========

Preferred dividends:
  Preferred dividend requirements .....    $      87   $      87   $     118    $     118    $     129    $      --    $      --
  Ratio of pre-tax income to net
     income ...........................          1.9         2.5       (11.3)        (2.0)         0.9          1.1          1.1
                                           ---------   ---------   ---------    ---------    ---------    ---------    ---------
  Pre-tax preferred dividend
     requirement ......................          167         217      (1,327)        (235)         110           --           --

Total fixed charges ...................      111,883      51,353      89,336       59,242       61,860       94,098      100,203
                                           ---------   ---------   ---------    ---------    ---------    ---------    ---------
Fixed charges and pre-tax
   preferred dividend requirement .....    $ 112,050   $  51,570   $  88,009    $  59,007    $  61,970    $  94,098    $ 100,203
                                           =========   =========   =========    =========    =========    =========    =========

Ratio of earnings to fixed charges ....         2.4x        1.7x        1.2x         2.0x        --(a)        --(a)        --(a)

Ratio of earnings to combined fixed
   charges and preferred dividends ....         2.4x        1.7x        1.3x         2.0x        --(a)        --(a)        --(a)


(a) Earnings were insufficient to cover combined fixed charges and preferred stock dividend requirements by the following amounts (in thousands) in the years indicated:


                             YEAR ENDED DECEMBER 31,
            ---------------------------------------------------------
                1997                  1996                   1995
            ------------          ------------           ------------
             $   16,578            $  676,202             $   57,568
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